Exhibit 99.1
KINDER MORGAN REPORTS RECORD THIRD QUARTER 2026 FINANCIAL RESULTS
Announces $5.4 Billion of Additions to Expansion Project Backlog
Largest Natural Gas Project Backlog in Company’s History
Earnings per share (EPS) and Adjusted EPS both 21% higher than 2025

HOUSTON, October 21, 2026 - Kinder Morgan, Inc.’s (NYSE: KMI) board of directors today approved a cash dividend of $0.2975 per share for the third quarter ($1.19 annualized), payable on November 16, 2026, to stockholders of record as of the close of business on November 2, 2026. This dividend is a 2% increase over the third quarter of 2025.

KMI is reporting all-time record third quarter results:

•Third quarter net income attributable to KMI of $764 million. This was up from $628 million in the third quarter of 2025. Adjusted Net Income Attributable to KMI, which excludes Certain Items, was $792 million, 22% higher than the third quarter of 2025.

•Adjusted EBITDA of $2.18 billion, up 9% versus the third quarter of 2025.

•EPS of $0.34, up 21% versus the third quarter of 2025, and Adjusted EPS of $0.35, also up 21% versus the third quarter of 2025.

•Largest natural gas expansion project backlog in company history, at $13.2 billion of an overall $14.4 billion project backlog.

Executive Chairman Richard D. Kinder said, “Our record-setting performance is firmly grounded in our long-standing business model. We enjoy a strategically located network of assets and a portfolio of long-term, fee-based contracts with financially strong customers, providing stable and predictable cash flows.

“Our natural gas business in particular is benefiting from increasing LNG exports, rising power demand, and industrial expansion and is capitalizing on significant opportunities for investment across our footprint,” said Kinder. “We expect those investments to generate attractive returns, driving future earnings and cash flows to support a growing dividend and maintain a strong balance sheet, all while helping meet growing energy demand in the United States and the world.”

Chief Executive Officer Kim Dang said, “This quarter we increased our expansion project backlog to $14.4 billion, including the largest natural gas project backlog in company history at

$13.2 billion. Two new major projects in the backlog include Southern Natural Gas Company’s (SNG) Southeast Connector and Natural Gas Pipeline Company of America’s (NGPL) Permian Link. Each project is designed to transport over 2.5 billion cubic feet per day (Bcf/d) of natural gas and will be among the largest natural gas pipeline projects to be constructed in decades. The Southeast Connector Project is especially transformative in that it will deliver abundant Marcellus/Utica supply to the Southeast, one of the fastest growing demand centers in the country.

“Along with the August announcement of our Western Gateway Pipeline Project, which will deliver refined products to Arizona and, for the first time via pipeline, to California, these projects will optimize energy flows in multiple regions of the U.S. We are proud to be leading that effort.

“We are equally proud of the financial and operational excellence that resulted in a record third quarter. Strong financial contributions from our business segments delivered third quarter 2026 net income attributable to KMI of $764 million, 22% higher than the third quarter of 2025, while Adjusted EPS and Adjusted EBITDA were 21% and 9% higher, respectively, than the third quarter of 2025.”

Dang continued, “Throughout the year we have continued to internally fund high-quality capital projects while generating stable cash flow from operations of $5 billion and free cash flow, after capital expenditures and dividends, of $230 million. Our balance sheet remains healthy, as we ended the quarter with a Net Debt-to-Adjusted EBITDA ratio of 3.5 times, at the low end of our targeted range.

“As noted above, the expansion project backlog at the end of the third quarter was $14.4 billion, up $4.7 billion from the second quarter of 2026, with $5.4 billion of additions net of $700 million in projects placed in service. More than 75% of the total backlog is associated with projects supporting power generation and local distribution company demand. As our record-setting performance indicates, the strong interest from our customers in developing additional natural gas infrastructure continues to grow.

“In calculating backlog Project EBITDA multiples, we exclude both the capital and EBITDA from our CO2 enhanced oil recovery projects and our gathering and processing projects where first-full-year multiples are more favorable, but the earnings are more uneven than with our other business segments. The larger $13.7 billion portion of the backlog represents stable, primarily take-or-pay cash flows. When those projects are realized, we expect them to generate an aggregate first-full-year Project EBITDA multiple of approximately 5.7 times.”

2026 Outlook

For 2026, KMI budgeted net income attributable to KMI of $3.1 billion, Adjusted EPS of $1.36, declared dividends of $1.19 per share, Adjusted EBITDA of $8.6 billion, and year-end Net Debt-to-Adjusted EBITDA of 3.8 times. KMI currently expects to be more than 6% favorable to budget on an Adjusted EBITDA basis and more than 13% favorable to budget on an Adjusted

EPS basis for the year. KMI also expects to end the year with a Net Debt-to-Adjusted EBITDA ratio of 3.6 times, which is 0.2 times favorable to KMI’s budget.

This press release includes Adjusted Net Income Attributable to KMI, Adjusted EPS, Adjusted Segment EBDA, Adjusted EBITDA, Net Debt, FCF, and Project EBITDA, all of which are non-GAAP financial measures. For descriptions of these non-GAAP financial measures and reconciliations to the most comparable measures prepared in accordance with generally accepted accounting principles, please see “Non-GAAP Financial Measures” and the tables accompanying KMI’s preliminary financial statements.

Overview of Business Segments

KMI President Dax Sanders stated, “The Natural Gas Pipelines business segment’s financial performance was up in the third quarter of 2026 relative to the third quarter of 2025, on higher contributions from the El Paso Natural Gas Pipeline (EPNG), KinderHawk gathering system, Tennessee Gas Pipeline (TGP), and our Texas Intrastate system.

“Natural gas transport volumes were up 3% compared to the third quarter of 2025, primarily due to LNG deliveries on TGP and increased demand for services on our Texas Intrastate system.

“Natural gas gathering volumes were up 14% from the third quarter of 2025, primarily on our KinderHawk system.”

Sanders added, “While the Products Pipelines business segment had favorable contributions compared to the third quarter of 2025, primarily due to favorable commodity pricing, these were more than offset by legal, environmental, and other expense accruals, which are treated as Certain Items.

“Total refined products volumes were down 3% compared to the third quarter of 2025, due to a higher commodity price environment over the quarter. Crude and condensate volumes were down 11% compared to the third quarter of 2025, due to lower gathered volumes in the Bakken and the conversion of our Double H pipeline to natural gas liquids service.”

Sanders continued, “Terminals business segment earnings were up compared to the third quarter of 2025 on higher liquids contributions from expansion projects placed into service, higher commodity prices, increased strength in our coal and petroleum coke handling activities, and higher rates on our Jones Act tanker fleet.

“CO2 business segment earnings, which include the Energy Transition Ventures group, were up compared to the third quarter of 2025, due primarily to higher commodity prices and higher crude and NGL volumes. Volumes at SACROC, our largest field, were up 11% compared to the prior year period, and NGL sales volumes were up 9%.”

Other News

Corporate
•On August 6, 2026, KMI issued $1.15 billion of 5.55% senior notes due August 2036 and $600 million of 6.15% senior notes due August 2056. The proceeds were used to repay outstanding commercial paper and maturing debt and for general corporate purposes.

Natural Gas Pipelines
•SNG has reached a final investment decision to proceed with the Southeast Connector Project (SEC Project) after securing sufficient long-term, take-or-pay transportation agreements with shippers. The SEC Project is designed to transport up to 2.6 Bcf/d of natural gas and includes approximately 470 miles of new pipeline and new and expanded compression infrastructure to serve growing markets in the Southeast. The project can be scaled further with additional customer commitments. The KMI share of the total project cost is expected to be $3.1 billion, though final capacity and capital expenditure levels will be determined depending on the ultimate project scope. Subject to the timely receipt of all required permits and approvals, the SEC Project is expected to be placed in service in phases beginning in the fourth quarter of 2030.

•NGPL has reached a final investment decision to proceed with its Permian Link Project. The approximately $4.2 billion project (KMI-share approximately $1.6 billion) is designed to provide approximately 2.8 Bcf/d of natural gas transportation capacity through the construction of approximately 434 miles of new pipeline and related compression, metering, and interconnect facilities. The project will serve new power generation for an A-rated hyperscaler and is supported by long-term, take-or-pay transportation agreements. Subject to the timely receipt of all required permits and approvals, the Permian Link Project is expected to be placed in service in the third quarter of 2030.

•KMI has sanctioned a $95 million second phase and $55 million third phase of its Creekside Lateral Project following the execution of additional long-term, take-or-pay agreements with data center and industrial customers. Upon completion of all phases, this approximately $235 million intrastate project is expected to provide more than 750 million cubic feet per day of contracted natural gas transportation to serve growing demand in Central Texas. The project has capacity to transport approximately 1.3 Bcf/d, with future expansion potential above 2 Bcf/d. Subject to the timely receipt of all required permits and approvals, KMI expects to place the projects in service in phases, first in the fourth quarter of 2026 and then in the fourth quarter of 2027.

•SNG and TGP have reached a final investment decision to proceed with the Bear Creek Storage Expansion Project. The approximately $160 million project (KMI-share approximately $120 million) includes a base natural gas conversion and facility expansion that will support the leasing of approximately 10 Bcf of storage capacity to TGP for which TGP has secured long-term binding agreements. Subject to the timely receipt of all required permits and approvals, the project is expected to be placed in service in April 2029.

•The Plantation North Expansion Project on KMI’s KinderHawk gathering system is nearing completion. The more than $500 million project, backed by life-of-lease acreage dedications, supports projected production growth from the Haynesville Basin and increasing LNG demand along the Gulf Coast. The project is expected to be completed by year-end 2026.

Products Pipelines
•On August 11, 2026, KMI, Phillips 66, and HF Sinclair announced a final joint venture agreement and reached a final investment decision to move forward with the proposed Western Gateway Pipeline. With a design capacity of approximately 230,000 barrels per day, the approximately 1,300-mile refined products pipeline system would create a new fuel supply path from the Midwest and Gulf Coast regions to markets in Arizona and California, with connectivity to Las Vegas, Nevada, via KMI’s CALNEV Pipeline. The partners continue to advance the project and pursue the necessary permits, with an expected in-service date in 2029, subject to the receipt of all permits and regulatory approvals. Under the joint venture, Phillips 66, KMI, and HF Sinclair will own 49.9%, 35.1%, and 15% of the system, respectively.

Terminals
•In the third quarter of 2026, KMI completed the sale of three dry bulk terminals in Tampa, Florida to affiliates of Watco Companies LLC (Watco). Total consideration for the $139 million transaction consisted of cash and additional preferred equity interests in Watco.

•KMI continues to advance the expansion of its industry-leading storage, connectivity, and logistics offering at its Houston Ship Channel refined products hub. Enhancements to in-tank blending capabilities for butane and other gasoline components are underway, while permitting and right-of-way acquisition efforts associated with two new dedicated refined products pipelines connecting KMI’s Pasadena Terminal with a nearby major refinery continue to progress. The approximately $139 million project is supported by a long-term storage and volume commitment with a major national oil company and is expected to be placed in service in the third quarter of 2027.

•KMI continues to advance the expansion of its 1.5-million-barrel Kinder Morgan Export Terminal on the Houston Ship Channel. The approximately $30 million project is supported by a long-term storage commitment with a major international trading company and is expected to be placed in service in the first quarter of 2027.

All expected in-service dates for projects described above assume timely receipt and continued effectiveness of all necessary permits and approvals.

Kinder Morgan, Inc. (NYSE: KMI) is one of the largest energy infrastructure companies in North America. Access to reliable, affordable energy is a critical component for improving lives around the world. We are committed to providing energy transportation and storage services in a safe, efficient, and environmentally responsible manner for the benefit of the people, communities, and businesses we serve. We own an interest in or operate approximately 78,000 miles of pipelines, more than 130 terminals, over 700 Bcf of working natural gas storage capacity and have renewable natural gas generation capacity of approximately 6.9 Bcf per year of gross production. Our pipelines transport natural gas, refined petroleum products, crude oil, condensate, CO2, renewable fuels and other products, and our terminals store and handle various commodities, including gasoline, diesel fuel, jet fuel, chemicals, metals, petroleum coke, and ethanol and other renewable fuels and feedstocks. Learn more about our work advancing energy solutions on the lower carbon initiatives page at www.kindermorgan.com.

Please join Kinder Morgan, Inc. at 4:30 p.m. ET on Wednesday, October 21, at www.kindermorgan.com for a LIVE webcast conference call on the company’s third quarter earnings.

Non-GAAP Financial Measures

As described in further detail below, our management evaluates our performance primarily using Net income attributable to Kinder Morgan, Inc. and Segment earnings before DD&A expenses (EBDA), along with the non-GAAP financial measures of Adjusted Net Income Attributable to Common Stock, in the aggregate and per share, Adjusted Segment EBDA, Adjusted Net Income Attributable to Kinder Morgan, Inc., Adjusted earnings before interest, income taxes, DD&A expenses (EBITDA), and Net Debt.

Our non-GAAP financial measures described below should not be considered alternatives to GAAP net income attributable to Kinder Morgan, Inc. or other GAAP measures and have important limitations as analytical tools. Our computations of these non-GAAP financial measures may differ from similarly titled measures used by others. You should not consider these non-GAAP financial measures in isolation or as substitutes for an analysis of our results as reported under GAAP. Management compensates for the limitations of our consolidated non-GAAP financial measures by reviewing our comparable GAAP measures identified in the descriptions of consolidated non-GAAP measures below, understanding the differences between the measures and taking this information into account in its analysis and its decision-making processes.

Certain Items, as adjustments used to calculate our non-GAAP financial measures, are items that are required by GAAP to be reflected in net income attributable to Kinder Morgan, Inc., but typically (1) do not have a cash impact (for example, unsettled commodity hedges and asset impairments), (2) by their nature are separately identifiable from our normal business operations and in most cases are likely to occur only sporadically (for example, certain legal settlements, enactment of new tax legislation and casualty losses), or (3) align the timing of cash impacts from natural gas inventory hedges with the future associated physical withdrawals from inventory. (See the accompanying Tables 2, 3, 5, and 6.) We also include adjustments related to joint ventures (see “Amounts associated with Joint Ventures” below).

The following table summarizes our Certain Items for the three and nine months ended September 30, 2026 and 2025.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
	(In millions)
Certain Items
Legal, environmental, and other accruals	$138	$—	$138	$—
Risk management activities (1)(2)	3	24	33	13
Gain on divestiture, net (3)	(71)	—	(71)	—
Income tax Certain Items (4)	(42)	(4)	(31)	(41)
Other	—	—	—	1
Total Certain Items (5)(6)	$28	$20	$69	$(27)

Notes
(1)	Includes changes in fair value of unsettled derivatives, of which gains or losses are reflected within non-GAAP financial measures when realized.
(2)	Includes natural gas inventory hedges, of which gains or losses are reflected within non-GAAP financial measures when the associated physical gas is withdrawn from inventory.
(3)	Amounts for three and nine-month periods ended September 30, 2026 reflect a gain recognized on the sale of certain assets in our Terminals business segment.
(4)	Represents the income tax provision on Certain Items plus discrete income tax items. Includes the impact of KMI’s income tax provision on Certain Items affecting earnings from equity investments and is separate from the related tax provision recognized at the investees by the joint ventures which are also taxable entities.
(5)	Amounts for the periods ended September 30, 2026 and 2025 include $(1) million for each of the three-month periods and $(2) million and $(1) million for the nine-month periods, respectively, reported within “Earnings from equity investments” on the accompanying Preliminary Consolidated Statement of Income of "Risk management activities."
(6)	Amounts for the three and nine-month periods ended September 30, 2025 includes $11 million and $12 million, respectively, reported within "Interest, net" on the accompanying Preliminary Consolidated Statement of Income of “Risk management activities.”

Adjusted Net Income Attributable to Kinder Morgan, Inc. (KMI) is calculated by adjusting net income attributable to Kinder Morgan, Inc. for Certain Items. Adjusted Net Income Attributable to Kinder Morgan, Inc. is used by us, our investors, and other external users of our financial statements as a supplemental measure that provides decision-useful information regarding our period-over-period performance and ability to generate earnings that are core to our ongoing operations. We believe the GAAP measure most directly comparable to Adjusted Net Income Attributable to Kinder Morgan, Inc. is net income attributable to Kinder Morgan, Inc. (See the accompanying Tables 1 and 2.)

Adjusted Net Income Attributable to Common Stock is calculated by adjusting Net income attributable to Kinder Morgan, Inc., the most comparable GAAP measure, for Certain Items, and further for net income allocated to participating securities and adjusted net income in excess of distributions for participating securities. We believe Adjusted Net Income Attributable to Common Stock allows for calculation of adjusted earnings per share (Adjusted EPS) on the most comparable basis with earnings per share, the most comparable GAAP measure to Adjusted EPS. Adjusted EPS is calculated as Adjusted Net Income Attributable to Common Stock divided by our weighted average shares outstanding. Adjusted EPS applies the same two-class method used in arriving at basic earnings per share. Adjusted EPS is used by us, our investors, and other external users of our financial statements as a per-share supplemental measure that provides decision-useful information regarding our period-over-period performance and ability to generate earnings that are core to our ongoing operations. (See the accompanying Table 2.)

Adjusted Segment EBDA is calculated by adjusting segment earnings before DD&A, general and administrative expenses and corporate charges, interest expense, and income taxes (Segment EBDA) for Certain Items attributable to the segment. Adjusted Segment EBDA is used by management in its analysis of segment performance and management of our business. We believe Adjusted Segment EBDA is a useful performance metric because it provides management, investors, and other external users of our financial statements additional insight into performance trends across our business segments, our segments’ relative contributions to our consolidated performance, and the ability of our segments to generate earnings on an ongoing basis. Adjusted Segment EBDA is also used as a factor in determining compensation under our annual incentive compensation program for our business segment presidents and other business segment employees. We believe it is useful to investors because it is a measure that management uses to allocate resources to our segments and assess each segment’s performance. (See the accompanying Table 3.)

Adjusted EBITDA is calculated by adjusting net income attributable to Kinder Morgan, Inc. for Certain Items and further for DD&A, including the amortization of basis differences related to our joint ventures, income tax expense, and interest. We also include amounts from joint ventures for income taxes and DD&A (see “Amounts associated with Joint Ventures” below). Adjusted EBITDA (on a rolling 12-months basis) is used by management, investors, and other external users, in conjunction with our Net Debt (as described further below), to evaluate our leverage. Management and external users also use Adjusted EBITDA as an important metric to compare the valuations of companies across our industry. Our ratio of Net Debt-to-Adjusted EBITDA is used as a supplemental performance target for purposes of our annual incentive compensation program. We believe the GAAP measure most directly comparable to Adjusted EBITDA is net income attributable to Kinder Morgan, Inc. (See the accompanying Tables 2 and 5.)

Amounts associated with Joint Ventures - Certain Items and Adjusted EBITDA reflect amounts from unconsolidated joint ventures (JVs) and consolidated JVs utilizing the same recognition and measurement methods used to record “Earnings from equity investments” and “Noncontrolling interests (NCI),” respectively. The calculation of Adjusted EBITDA related to our unconsolidated and consolidated JVs includes the same adjustments (DD&A, including the amortization of basis differences related to joint ventures only, and income tax expense) with respect to the JVs as those included in the calculation of Adjusted EBITDA for our wholly-owned consolidated subsidiaries; further, we remove the portion of these adjustments attributable to non-controlling interests. (See Tables 2, 5 and 6.) Although these amounts related to our unconsolidated JVs are included in the calculation of Adjusted EBITDA, such inclusion should not be understood to imply that we have control over the operations and resulting revenues, expenses, or cash flows of such unconsolidated JVs.

Net Debt is calculated by subtracting from debt (1) cash and cash equivalents, (2) debt fair value adjustments, and (3) the foreign exchange impact on Euro-denominated bonds for which we have entered into currency swaps to convert that debt to U.S. dollars. Net Debt, on its own and in conjunction with our Adjusted EBITDA (on a rolling 12-months basis) as part of a ratio of Net Debt-to-Adjusted EBITDA, is a non-GAAP financial measure that is used by management, investors, and other external users of our financial information to evaluate our leverage. Our ratio of Net Debt-to-Adjusted EBITDA is also used as a supplemental performance target for purposes of our annual incentive compensation program. We believe the most comparable measure to Net Debt is total debt as reconciled in the notes to the accompanying Preliminary Consolidated Balance Sheets in Table 5.

Project EBITDA is calculated for an individual capital project as earnings before interest expense, taxes, DD&A, and general and administrative expenses attributable to such project, or for JV projects, consistent with the methods described above under “Amounts associated with Joint Ventures,” and in conjunction with capital expenditures for the project, is the basis for our Project EBITDA multiple. Management, investors, and others use Project EBITDA to evaluate our return on investment for capital projects before expenses that are generally not controllable by operating managers in our business segments. We believe the GAAP measure most directly comparable to Project EBITDA is the portion of net income attributable to a capital project. We do not provide the portion of budgeted net income attributable to individual capital projects (the GAAP financial measure most directly comparable to Project EBITDA) due to the impracticality of predicting, on a project-by-project basis through the second full year of operations, certain amounts required by GAAP, such as projected commodity prices, unrealized gains and losses on derivatives marked to market, and potential estimates for certain contingent liabilities associated with the project completion.

FCF is calculated by reducing cash flow from operations for capital expenditures (sustaining and expansion), and FCF after dividends is calculated by further reducing FCF for dividends paid during the period. FCF is used by management, investors, and other external users as an additional leverage metric, and FCF after dividends provides additional insight into cash flow generation. Therefore, we believe FCF is useful to our investors. We believe the GAAP measure most directly comparable to FCF is cash flow from operations. (See the accompanying Table 6.)

Important Information Relating to Forward-Looking Statements

This news release includes forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934. Generally, the words “expects,” “believes,” “anticipates,” “plans,” “will,” “shall,” “estimates,” “projects,” and similar expressions identify forward-looking statements, which are generally not historical in nature. Forward-looking statements in this news release include, among others, express or implied statements pertaining to: the long-term demand for KMI’s assets and services; KMI’s 2026 expectations; anticipated dividends; KMI’s capital projects, including the regulatory environment for projects and expected costs, completion timing, and benefits of those projects; and proposed joint ventures. Forward-looking statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management, based on information currently available to them. Although KMI believes that these forward-looking statements are based on reasonable assumptions, it can give no assurance as to when or if any such forward-looking statements will materialize nor their ultimate impact on our operations or financial condition. Important factors that could cause actual results to differ materially from those expressed in or implied by these forward-looking statements include: the timing and extent of changes in the supply of and demand for the products we transport and handle; trends expected to drive new natural gas demand for electricity generation; commodity prices; counterparty financial risk; changes in tariffs and trade restrictions; repercussions of recent armed conflicts in the Middle East, including commodity price volatility and potential adverse effects on financial and economic conditions; our ability to obtain required permits and approvals for pending expansion projects when expected; and the other risks and uncertainties described in KMI’s reports filed with the Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K for the year-ended December 31, 2025 (under the headings “Risk Factors” and “Information Regarding Forward-Looking Statements” and elsewhere), and its subsequent reports, which are available through the SEC’s EDGAR system at www.sec.gov and on our website at ir.kindermorgan.com. Forward-looking statements speak only as of the date they were made, and except to the extent required by law, KMI undertakes no obligation to update any forward-looking statement because of new information, future events, or other factors. Because of these risks and uncertainties, readers should not place undue reliance on these forward-looking statements.

CONTACTS
Dave Conover	Investor Relations
Media Relations	(800) 348-7320
Newsroom@kindermorgan.com	km_ir@kindermorgan.com

Table 1
Kinder Morgan, Inc. and Subsidiaries
Preliminary Consolidated Statements of Income
(In millions, except per share amounts, unaudited)

	Three Months Ended September 30,		% change	Nine Months Ended September 30,		% change
	2026	2025		2026	2025
Revenues	$4,531	$4,146		$13,836	$12,429
Operating costs, expenses, and other
Costs of sales (exclusive of items shown separately below)	1,566	1,395		4,720	4,082
Operations and maintenance	949	786		2,466	2,270
Depreciation, depletion, and amortization	628	609		1,881	1,835
General and administrative	190	183		566	558
Taxes, other than income taxes	121	111		355	334
Other income, net	(83)	(1)		(102)	(10)
Total operating costs, expenses, and other	3,371	3,083		9,886	9,069
Operating income	1,160	1,063		3,950	3,360
Other income (expense)
Earnings from equity investments	231	221		710	647
Interest, net	(430)	(456)		(1,285)	(1,359)
Other, net	19	11		59	39
Income before income taxes	980	839		3,434	2,687
Income tax expense	(190)	(185)		(749)	(548)
Net income	790	654		2,685	2,139
Net income attributable to NCI	(26)	(26)		(78)	(79)
Net income attributable to Kinder Morgan, Inc.	$764	$628		$2,607	$2,060
Class P Shares
Basic and diluted earnings per share	$0.34	$0.28	21%	$1.17	$0.92	27%
Basic and diluted weighted average shares outstanding	2,227	2,224	—%	2,226	2,223	—%
Declared dividends per share	$0.2975	$0.2925	2%	$0.8925	$0.8775	2%
Adjusted Net Income Attributable to Kinder Morgan, Inc. (1)	$792	$648	22%	$2,676	$2,033	32%
Adjusted EPS (1)	$0.35	$0.29	21%	$1.20	$0.91	32%

Note
(1)	Adjusted Net Income Attributable to Kinder Morgan, Inc. is Net income attributable to Kinder Morgan, Inc. adjusted for Certain Items. Adjusted EPS calculation uses Adjusted Net Income Attributable to Common Stock. See Table 2 for reconciliations.

Table 2
Kinder Morgan, Inc. and Subsidiaries
Preliminary Net Income Attributable to Kinder Morgan, Inc. to Adjusted Net Income Attributable to Kinder Morgan, Inc., to Adjusted Net Income Attributable to Common Stock and to Adjusted EBITDA Reconciliations
(In millions, unaudited)

	Three Months Ended September 30,		% change	Nine Months Ended September 30,		% change
	2026	2025		2026	2025
Net income attributable to Kinder Morgan, Inc.	$764	$628	22%	$2,607	$2,060	27%
Certain Items (1)
Legal, environmental, and other accruals	138	—		138	—
Risk management activities	3	24		33	13
Gain on divestiture, net	(71)	—		(71)	—
Income tax Certain Items	(42)	(4)		(31)	(41)
Other	—	—		—	1
Total Certain Items	28	20	40%	69	(27)	356%
Adjusted Net Income Attributable to Kinder Morgan, Inc.	$792	$648	22%	$2,676	$2,033	32%

Net income attributable to Kinder Morgan, Inc.	$764	$628	22%	$2,607	$2,060	27%
Total Certain Items (2)	28	20		69	(27)
Net income allocated to participating securities and other (3)	(4)	(4)		(13)	(11)
Adjusted Net Income Attributable to Common Stock	$788	$644	22%	$2,663	$2,022	32%

Net income attributable to Kinder Morgan, Inc.	$764	$628	22%	$2,607	$2,060	27%
Total Certain Items (2)	28	20		69	(27)
DD&A	628	609		1,881	1,835
Income tax expense (4)	232	189		780	589
Interest, net (5)	430	445		1,285	1,347
Amounts associated with joint ventures
Unconsolidated JV DD&A (6)	92	96		275	296
Remove consolidated JV partners' DD&A	(16)	(16)		(47)	(47)
Unconsolidated JV income tax expense (7)	22	20		68	67
Adjusted EBITDA	$2,180	$1,991	9%	$6,918	$6,120	13%

Notes
(1)	See table included in “Non-GAAP Financial Measures—Certain Items.”
(2)	For a detailed listing, see the above reconciliation of Net Income Attributable to Kinder Morgan, Inc. to Adjusted Net Income Attributable to Kinder Morgan, Inc.
(3)	Other for each of the periods ended September 30, 2026 and 2025 includes Adjusted net income in excess of distributions for participating securities of less than $1 million.
(4)	To avoid duplication, adjustments for income tax expense for the periods ended September 30, 2026 and 2025 exclude $(42) million and $(4) million for the three-month periods, respectively, and $(31) million and $(41) million for the nine-month periods, respectively, which amounts are already included within “Certain Items.” See table included in “Non-GAAP Financial Measures—Certain Items.”
(5)	To avoid duplication, adjustments for interest, net excludes $11 million and $12 million for the three and nine-month periods ended September 30, 2025, respectively, which amounts are already included within “Certain Items.” See table included in “Non-GAAP Financial Measures—Certain Items.”
(6)	Includes amortization of basis differences related to our JVs.
(7)	Includes the tax provision on Certain Items recognized by the investees that are taxable entities associated with our Citrus, NGPL, and Products (SE) Pipe Line equity investments. The impact of KMI’s income tax provision on Certain Items affecting earnings from equity investments is included within “Certain Items” above.

Table 3
Kinder Morgan, Inc. and Subsidiaries
Preliminary Reconciliation of Segment EBDA to Adjusted Segment EBDA
(In millions, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Segment EBDA (1)
Natural Gas Pipelines Segment EBDA	$1,501	$1,391	$4,732	$4,280
Certain Items (2)
Risk management activities	(12)	12	15	3
Natural Gas Pipelines Adjusted Segment EBDA	$1,489	$1,403	$4,747	$4,283

Products Pipelines Segment EBDA	$172	$288	$835	$850
Certain Items (2)
Legal, environmental and other accruals	138	—	138	—
Risk management activities	3	—	4	1
Products Pipelines Adjusted Segment EBDA	$313	$288	$977	$851

Terminals Segment EBDA	$385	$274	$1,024	$849
Certain Items (2)
Gain on divestiture, net	(71)	—	(71)	—
Terminals Adjusted Segment EBDA	$314	$274	$953	$849

CO2 Segment EBDA	$172	$135	$566	$466
Certain Items (2)
Risk management activities	12	1	14	(3)
CO2 Adjusted Segment EBDA	$184	$136	$580	$463

Notes
(1)	Includes revenues, earnings from equity investments, operating expenses, other (income) expense, net, and other, net. Operating expenses include costs of sales, operations and maintenance expenses, and taxes, other than income taxes. The composition of Segment EBDA is not addressed nor prescribed by generally accepted accounting principles.
(2)	See “Non-GAAP Financial Measures—Certain Items.”

Table 4
Segment Volume and CO2 Segment Hedges Highlights
(Historical data is pro forma for acquired and divested assets, JV volumes at KMI share (1))

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Natural Gas Pipelines
Natural gas transport volumes (BBtu/d)	49,273	47,918	49,032	46,377
Natural gas sales volumes (BBtu/d)	4,131	3,712	3,978	3,051
Gathering volumes (BBtu/d)	4,722	4,129	4,561	3,861
NGL transport (MBbl/d)	58	39	51	37
Products Pipelines (MBbl/d)
Gasoline (2)	940	978	941	976
Diesel fuel	363	373	354	359
Jet fuel	293	301	294	309
Total refined product volumes	1,596	1,652	1,589	1,644
Crude and condensate	410	459	417	479
Total delivery volumes (MBbl/d)	2,006	2,111	2,006	2,123
Terminals
Liquids leasable capacity (MMBbl)	78.7	78.7	78.7	78.7
Liquids utilization % (3)	92.6%	94.6%	93.0%	94.4%
Bulk transload tonnage (MMtons)	13.5	11.5	37.5	34.8
CO2 (MBbl/d)
SACROC oil production	20.05	18.01	20.47	18.56
Yates oil production	6.00	5.90	5.85	5.95
Other	1.02	1.13	1.04	1.11
Total oil production - net (MBbl/d) (4)	27.07	25.04	27.36	25.62
NGL sales volumes - net (MBbl/d) (4)	9.88	9.03	9.81	9.11
CO2 sales volumes - net (Bcf/d)	0.267	0.274	0.295	0.292
RNG sales volumes (BBtu/d)	13	11	13	10
Realized weighted average oil price ($ per Bbl)	$68.65	$67.74	$69.35	$67.91
Realized weighted average NGL price ($ per Bbl)	$34.48	$31.09	$32.65	$32.85

CO2 Segment Hedges	Remaining 2026	2027	2028
Crude Oil (5)
Price ($ per Bbl)	$64.54	$64.73	$67.72
Volume (MBbl/d)	23.15	19.22	13.30
NGLs
Price ($ per Bbl)	$43.40	$48.48
Volume (MBbl/d)	3.88	2.06

Notes
(1)	Volumes for acquired assets are included for all periods. However, EBDA contributions from acquisitions are included only for periods subsequent to their acquisition. Volumes for assets divested, idled and/or held for sale are excluded for all periods presented.
(2)	Gasoline volumes include ethanol pipeline volumes.
(3)	The ratio of our tankage capacity in service to liquids leasable capacity.
(4)	Net of royalties and outside working interests.
(5)	Includes West Texas Intermediate hedges.

Table 5
Kinder Morgan, Inc. and Subsidiaries
Preliminary Consolidated Balance Sheets
(In millions, unaudited)

	September 30,	December 31,
	2026	2025
Assets
Cash and cash equivalents	$918	$63
Other current assets	2,552	2,691
Property, plant, and equipment, net	40,892	39,331
Investments	7,836	7,532
Goodwill	20,075	20,084
Deferred charges and other assets	3,124	3,047
Total assets	$75,397	$72,748
Liabilities and Stockholders' Equity
Short-term debt	$1,726	$1,226
Other current liabilities	3,453	3,096
Long-term debt	31,445	30,597
Debt fair value adjustments	(98)	180
Other	6,044	5,200
Total liabilities	42,570	40,299
Other stockholders' equity	31,757	31,117
Accumulated other comprehensive (loss) income	(162)	45
Total KMI stockholders' equity	31,595	31,162
Noncontrolling interests	1,232	1,287
Total stockholders' equity	32,827	32,449
Total liabilities and stockholders' equity	$75,397	$72,748

Net Debt (1)	$32,229	$31,716

	Adjusted EBITDA Twelve Months Ended (2)
Reconciliation of Net Income Attributable to Kinder Morgan, Inc. to Last Twelve Months Adjusted EBITDA	September 30,	December 31,
	2026	2025
Net income attributable to Kinder Morgan, Inc.	$3,604	$3,056
Total Certain Items (3)	(61)	(157)
DD&A	2,499	2,453
Income tax expense (4)	1,025	834
Interest, net (4)	1,726	1,788
Amounts associated with joint ventures
Unconsolidated JV DD&A (5)	369	391
Less: Consolidated JV partners' DD&A	(62)	(63)
Unconsolidated JV income tax expense	89	89
Adjusted EBITDA	$9,189	$8,391

Net Debt-to-Adjusted EBITDA	3.5	3.8

Notes
(1)	Amounts calculated as total debt, less (i) cash and cash equivalents; (ii) debt fair value adjustments; and (iii) the foreign exchange impact on our Euro denominated debt of $24 million and $44 million as of September 30, 2026 and December 31, 2025, respectively, as we have entered into swaps to convert that debt to U.S.$.
(2)	Reflects the rolling 12-month amounts for each period above.
(3)	See table included in “Non-GAAP Financial Measures—Certain Items.”
(4)	Amounts are adjusted for Certain Items. See “Non-GAAP Financial Measures—Certain Items” for more information.
(5)	Includes amortization of basis differences related to our JVs.

Table 6
Kinder Morgan, Inc. and Subsidiaries
Preliminary Supplemental Information
(In millions, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
KMI FCF
Net income attributable to Kinder Morgan, Inc.	$764	$628	$2,607	$2,060
Net income attributable to noncontrolling interests	26	26	78	79
DD&A	628	609	1,881	1,835
Deferred income taxes	194	185	770	512
Earnings from equity investments	(231)	(221)	(710)	(647)
Distribution of equity investment earnings (1)	212	188	575	585
Working capital and other items	(3)	(1)	(160)	(199)
Cash flow from operations	1,590	1,414	5,041	4,225
Capital expenditures (GAAP)	(1,045)	(793)	(2,831)	(2,206)
FCF	545	621	2,210	2,019
Dividends paid	(665)	(654)	(1,984)	(1,950)
FCF after dividends	$(120)	$(33)	$226	$69

Note
(1)	Periods ended September 30, 2026 and 2025 exclude distributions from equity investments in excess of cumulative earnings of $42 million and $177 million for the three-month periods, respectively, and $138 million and $269 million for the nine-month periods, respectively. These are included in cash flows from investing activities on our consolidated statement of cash flows.